Exhibit 21.1

Subsidiaries of the Registrant

	Entity	Jurisdiction of Organization
1.	Latham Intermediate Holdings, LLC	Delaware
2.	Latham US, LLC	Delaware
3.	Latham Purchaser Holdings, LLC	Delaware
4.	Latham Purchaser Parent, Inc.	Delaware
5.	Latham Purchaser, Inc.	Delaware
6.	LPP Holdings Inc.	Delaware
7.	Latham International Holdings, Inc.	Delaware
8.	Latham International Manufacturing Corp.	Delaware
9.	Latham Pool Products, Inc.	Delaware
10.	Pool Cover Specialists, LLC	Utah
11.	Pacific Pools Europe S.à r.l.	France
12.	LPP US, LLC	Delaware
13.	Latham Pool Products Inc./Produits de Piscine Latham Inc.	Canada
14.	Narellan Group Pty Ltd	New South Wales
15.	Narellan Pools Pty Ltd	New South Wales
16.	Narellan Franchise Pty Ltd	New South Wales
17.	Narellan Pools International Pty Ltd	New South Wales
18.	Narellan Innovations Unit Trust	New South Wales
19.	Narellan Innovations Pty Ltd	New South Wales
20.	Narellan Pools (NZ) Pty Ltd	New Zealand
21.	Narellan Pools (Canada) Ltd	Canada
22.	GL International, LLC	Delaware